UNION PACIFIC ANNOUNCES FIRST QUARTER RESULTS

        Omaha, NE, April 20, 2000 - Union Pacific Corporation today reported continuing strength in both its revenue and operating performance for the first quarter of 2000. Net income for the quarter increased 43% to $185 million, or $.74 per diluted share. Union Pacific reported net income of $129 million, or $.52 per diluted share, in the first quarter of 1999.

        Union Pacific Corporation, excluding Overnite, reported a 28% increase in first quarter operating income to a record $451 million. The Railroad's commodity revenue increased 5% to a record $2.5 billion for the quarter. The Automotive, Intermodal and Industrial Products business groups reached record first quarter revenue levels showing gains of 15%, 14%, and 10% respectively. Increased revenue and improved operating productivity drove the operating ratio down to 82.9, a first quarter record for the combined company and a reduction of
2.9 points from the first quarter of 1999. This was accomplished despite the $100 million impact of higher fuel prices year over year.

        Overnite Transportation reported first quarter operating income of $1 million compared to $10 million in the first quarter of 1999. This is a marked improvement over the $13 million operating loss in the fourth quarter of 1999. Overnite's revenue increased 6% to $269 million as momentum built throughout the quarter. Operating expense increased 10% due to increased fuel prices and costs

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associated  with a  Teamster-led  job  action.  Despite the  Teamster  activity, on-time performance improved to a record 98% for the quarter.
        "With the strong performance in the first quarter, we are off to a great start for 2000," said Dick Davidson, Chairman and CEO. "As we move through the year, we will continue our unrelenting focus on improving the quality and reliability of our service to customers while reducing failure costs. Through this process we're committed to achieving the tremendous potential of our merged rail franchise."

        A first quarter income statement is attached.

        Media inquiries should be directed to John Bromley at Union Pacific Railroad, (402) 271-3475.

     (This press release may contain statements about the Company's future that are not statements of historical fact. These statements are "forward-looking statements" for purposes of applicable securities laws, and are based on current information and/or management's good faith belief as to future events. Forward-looking statements include projections and estimates of earnings, revenues, cost-savings, expenses, or other financial items; statements of management's plans, strategies and objectives for future operation, and management's expectations as to future performance and operations and the time by which objectives will be achieved; statements concerning proposed new products and services; and statements regarding future economic or market conditions or performance.

        Forward-looking statements are subject to risks and uncertainties. Actual performance or results could differ materially from that anticipated by the forward-looking statement. Important factors that could cause such differences include the Company's success in implementing its financial and operational initiatives; the impact of industry competition, conditions, performance and consolidation; legislative and/or regulatory developments, including initiatives to re-regulate the rail business; natural events such as severe weather, floods and earthquakes; adverse general economic conditions, both within the United States and globally; changes in fuel prices; changes in labor costs; labor stoppages; and the outcome of claims and litigation.

        Forward-looking statements speak only as of the date the statement was made. The Company assumes no obligation to update forward-looking information to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking information. If the Company does update any forward-looking statement, no inference should be drawn that the Company will make additional updates with respect to that statement or any other forward-looking statements.)


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

                            UNION PACIFIC CORPORATION

                        STATEMENT OF CONSOLIDATED INCOME

                       For the Three Months Ended March 31

                 (Dollars in Millions, Except Per Share Amounts)

                                   (Unaudited)

                                               2000        1999      Pct Chg
                                            --------------------------------

Operating Revenue                           $ 2,913     $ 2,740       +   6
Operating Expense - a)                        2,461       2,378       +   3
                                            -------     -------

Operating Income                                452         362       +  25
Other Income - Net                               20          25       -  20
Interest Expense                               (182)       (186)      -   2
                                            -------     -------

Income Before Income Taxes                     290          201       +  44
Income Tax Expense                            (105)         (72)      +  46
                                           -------      -------

Net Income                                 $   185      $   129       +  43
                                           -------      -------


Basic Earnings Per Share                   $  0.75      $  0.52       +  44
                                           -------      -------

Diluted Earnings Per Share                  $  0.74     $  0.52       +  42
                                            -------     -------


Average Basic Shares Outstanding (MM)         246.4       246.3

Average Diluted Shares Outstanding (MM) - b)  269.3       247.4

a) Includes one-time merger expenses of $9 million pre-tax ($6 million after-tax or $.02 per diluted share) in 2000, $15 million pre-tax ($9 million after-tax or $.04 per share) in 1999. Merger expenses include severance, relocation and certain other costs related to Union Pacific employees affected by the merger.

b)   1999 excludes 21.8 million anti-dilutive common stock equivalents.